October 2009

Filed pursuant to Rule 433 dated October 30, 2009 relating to
Amendment No. 1 dated October 30, 2009 to
Preliminary Pricing Supplement No. 237 dated October 29, 2009 to Registration Statement No. 333-156423

STRUCTURED INVESTMENTS
Opportunities in International Equities

Capped Capital Protected Notes Based on the Price of the iShares® MSCI EAFE Index Fund due November 6, 2014
PRICING TERMS – OCTOBER 30, 2009
Issuer:	Morgan Stanley
Aggregate principal amount:	$5,000,000
Stated principal amount:	$10 per note
Issue price:	$10 per note
Pricing date:	October 30, 2009
Original issue date:	November 6, 2009 (5 business days after the pricing date)
Maturity date:	November 6, 2014
Interest:	None
Principal protection:	100%
Underlying shares:	Shares of the iShares® MSCI EAFE Index Fund
Payment at maturity:
$10 + supplemental redemption amount, if any, subject to the maximum payment at maturity
In no event will the payment at maturity per note be less than $10 or greater than the maximum payment at maturity.

Supplemental redemption amount:	$10 times share percent increase times participation rate, provided that the supplemental redemption amount will not be less than $0.
Participation Rate:	100%
Maximum payment at maturity:	$16.10 per note (161% of the stated principal amount)
Initial share price:	$53.30, the closing price of one underlying share on the pricing date
Final average share price:
The arithmetic average of the closing price of one underlying share on each day during the observation period times the adjustment factor on such date, as determined by the calculation agent on the final scheduled trading day of the observation period.

Observation period:	Each trading day on which there is no market disruption event with respect to the underlying shares beginning on and including August 1, 2014, and ending on and including November 3, 2014.
Share percent increase:	(final average share price – initial share price) / initial share price
Adjustment factor:	1.0, subject to adjustment in the event of certain events affecting the underlying shares
CUSIP:	617484621
ISIN:	US6174846211
Listing:	The notes will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated
Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Issuer
Per Note	$10.00	$0.20	$9.80
Total	$5,000,000	$100,000	$4,900,000
(1)
Morgan Stanley Smith Barney LLC and its Financial Advisors will receive from the Agent, Morgan Stanley & Co. Incorporated, a fixed sales commission of $0.20 for each note they sell. For additional information, see “Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in the accompanying preliminary pricing supplement and “Plan of Distribution” in the accompanying prospectus supplement.

You should read this document together with the preliminary pricing supplement describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Amendment No. 1 dated October 30, 2009 to Preliminary Pricing Supplement No. 237 dated October 29, 2009
Prospectus Supplement dated December 23, 2008
Prospectus dated December 23, 2008

THE SECURITIES ARE NOT BANK DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY, NOR ARE THEY OBLIGATIONS OF, OR GUARANTEED BY, A BANK.  FURTHERMORE, THE SECURITIES WILL NOT BE GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION UNDER THE FDIC’S TEMPORARY LIQUIDITY GUARANTEE PROGRAM.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.